Exhibit 1.3

Management Agreement, dated as of April 14, 2006, by and between Xethanol Corporation and H2Diesel, Inc.

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement ("Agreement") is made and entered into as of this 14th day of April 2006 by and between H2Diesel, Inc., a Delaware corporation (the "Company") and Xethanol Inc., a Delaware corporation (the "Manager").

WHEREAS, the Company is in the business of exploiting and sub-licensing bio-fuel technology (the “Business”);

WHEREAS, the parties have entered into an Investment Agreement dated as of April 14, 2006 pursuant to which in consideration of One Million Three Hundred Thousand (1,300,000) shares of the Company’s common stock, the Manager has agreed to provide administrative, management, and consulting services to the Company in connection with the Business (the "Management Services" as further defined below).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound by this Agreement, agree as follows:

1. Scope of the Agreement.

1.1 Generally. Throughout the Term (as defined in Section 3) of this Agreement, the Manager shall have responsibility and authority for the administration of the day-to-day management of the Business of the Company ("Management Services"). The Management Services shall include the following, which may be amended or expanded from time to time by written agreement of the parties:

(a) coordination in procuring capital equipment and the financing thereof with respect to the Business;

(b) assist the Company in preparing annual capital and operating budgets on or before December 31 of each year;

(c) assist the Company in the coordination of advertising, promotional, public relations and other marketing of the services performed by the Business;

(d) advise the Company with respect to business and marketing strategy, business expansion, changes in product or service offerings, and capital expenditures and other budgetary matters.

(e) develop long-term strategic planning objectives;

(f) assist the Company in obtaining loans, leases and other financing for the benefit of the Company;

(g) financial management, including causing annual financial statements to be prepared for the Company by a local or regional certified public accounting firm selected by Manager, and preparation of cost reports and tax returns on a timely basis;

(h) assist the Company with bookkeeping, accounting, data processing and other computer based information services;

(i) materials management, including purchasing and stocking of office and medical supplies and, if and as necessary, pharmaceuticals, and maintenance of equipment and facilities;

(j) human resources management, including recruitment, hiring, training, supervising, monitoring, disciplining and terminating of personnel necessary for the Business;

(k) implementation and management of utilization, cost and quality management systems;

(n) reviewing and assistance in implementing, and supporting relevant policies, protocols and guidelines for the Business;

(o) arranging for and directing necessary legal services and the commencement or settlement of any legal action, dispute or claim; except with respect to any legal dispute between the Company and the Manager;

(r) assist the Company with the application for and maintenance of all licenses and regulatory approvals needed by the Company, including, without limitation, preparation and submission of all forms and applications, tax identification and provides numbers and oversight, advising and assisting the Company in achieving and maintaining regulatory compliance, communication with regulatory authorities, and overseeing all regulatory surveys/inspections.

The Company shall cooperate with the Manager in the performance of such services in all such respects as the Manager may reasonably request, and shall provide the Manger with all financial, personnel, facilities and equipment as are reasonably necessary, for the performance of such services.

1.3 Applicable Law. The Manager shall use its best efforts to comply with all applicable federal and state laws, statutes, rules and regulations, including applicable governmental rules or guidelines in connection with the rendering of its services under this Agreement..

2. Management Fee.

2.1 Compensation. In consideration of One Million Three Hundred Thousand (1,300,000) shares of the Company’s common stock, which has already been delivered to the Manager pursuant to a separate agreement, the Manager has agreed to provide the Management Services hereunder.

2.2 Company Account. The Company shall establish and control a bank account ("Company Account"). The Company agrees to appoint the Manager as the Company's true and lawful agent and attorney-in-fact, and grants the Manager a special limited power of attorney, and the Manager hereby accepts such special limited power of attorney and appointment to collect and deposit all funds, fees and revenues generated by the Company and the Business into the Bank Account. The Company shall be entitled to revoke such special limited power of attorney for the Manager at any time for any reason.
The Company shall execute documents required by the bank where the Company Account is held (the “Bank”) to effectuate the foregoing power of attorney.

 3. Term.

3.1 Term. The Term of this Agreement shall be one (1) year commencing on the effective date of this Agreement and ending 365 days after the initial date of this Agreement (the "Term"), unless earlier terminated pursuant to this Section 3. The Term shall automatically renew for additional one (1) year periods ("Renewal Term") provided neither party is in default under this Agreement and neither the Company nor the Manager have given notice of termination in accordance with Section 3.

3.2 Termination by Either Party. Either party may terminate this Agreement:

3.2.1 Breach. If the other party breaches this Agreement and such breach is not cured to the reasonable satisfaction of the nonbreaching party within thirty (30) days after the receipt of written notice of the default (the "Default Notice"), or in the case of a breach which cannot be cured within such time period, the breaching party has not made a good faith effort to attempt to cure such default within such time period.

3.2.3 Bankruptcy or Cessation of Business. Upon the occurrence of any of the following events with regard to the other party: (a) the making of a general assignment for the benefit of creditors; (b) the filing of a voluntary petition or the commencement of any proceeding by either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension; (c) the filing of any involuntary petition or the commencement of any proceeding by or against either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension, which such petition or proceeding is not dismissed within sixty (60) days of the date on which it is filed or commenced; or (d) suspension of the transaction of the usual business of either party for a period in excess of sixty (60) days.

3.2.4 At-Will Termination. Company may terminate this Agreement at any time, with or without cause, by giving the Manager not less than thirty (30) days' prior written notice. The Manager may terminate this Agreement with or without cause, at the end of the initial Term by giving the Company not less than one hundred eighty (100) days' prior written notice of its intent to terminate the Agreement at the end of the Term.

3.2.5 Immediate Termination By Company. The Company may terminate this Agreement immediately upon written notice to the Manager in the event of any termination or breach (after any cure period) by the Manager, for any reason, of any written agreement between the Manager and the Company.

3.2.6 Termination Upon Mutual Agreement. The parties may terminate this Agreement at any time upon execution of a writing signed by all parties.

3.2.7 Effect of Termination. No termination of this Agreement by either party, whether with or without cause, shall affect or reduce the compensation payable to the Manager under this Agreement.

4. Books and Records.

4.1 Ownership of Records. All business records and information relating to the business and activities of either party shall be the property of that party, irrespective of identity of the party responsible for producing or maintaining such records and information.

4.2 Records. During the Term of this Agreement, the Manager shall keep correct and complete records of accounts, financial transactions, and all other matters relating to the Company and the Business as required under Section 1.1, and the Company shall have access to such records at all times.

5. Indemnification.

5.1 Generally. Except to the extent paid from the proceeds of available insurance policies, each party (and it affiliates) agrees to indemnify and hold harmless the other party (and its affiliates) against any loss, cost, suit, claim, action, cause of action, damage, obligation, contract, demand, liability, judgment, verdict, settlement or expense (including reasonable attorneys' fees and court costs) arising out of any act or omission of the indemnifying party, its employees, attorneys, agents, or affiliates (the “Indemnified Party”) that occurs in connection with this Agreement.

5.2 Notice of Claims, Etc. Upon obtaining knowledge of facts causing it to believe that it has or will have a claim for indemnification against the other party under this Agreement such party the Indemnified Party shall promptly give the other party (the "Indemnifying Party") written notice of such claim. The Indemnifying Party shall have thirty (30) days from the receipt of such notice (the "Defense Notice Period") to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party during the Defense Notice Period that it desires to defend the Indemnified Party against such claim or demand then, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings using legal counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis that would result in the imposition of a consent order, injunction, decree or agreement that would restrict or affect the future activity or conduct of the Indemnified Party. The Indemnified Party may participate in, but not control, any such defense or settlement at its sole cost and expense.

6. Miscellaneous.

6.1 Dispute Resolution.

6.1.1 In the event of a dispute between the parties arising out of, or relating to this Agreement, its interpretation or performance hereunder, the parties shall exert their commercially reasonable efforts to resolve the dispute amicably through negotiations.

6.1.2 The validity, construction, and interpretation of this Agreement and all purchase orders issued hereunder shall be solely and exclusively governed by and construed in accordance with the laws of the State of New York, USA, excluding any otherwise applicable rules of conflict of laws.

6.1.3 The courts of the state of New York shall have sole and exclusive jurisdiction over the parties and subject matter of this Agreement. For implementation of this Agreement and all its consequences, each party waives such of its rights and privileges under any other law or legal system, such as the law of the place of performance, as is necessary to give effect to the term and conditions hereof. Each party hereby expressly consents to personal jurisdiction in New York, and expressly waives any right to object to such personal jurisdiction, or the convenience of such forum.

6.2 Status of Parties. In the performance of all work, duties and obligations under this Agreement, it is mutually understood and agreed that each party is at all times acting and performing as an independent contractor with respect to the other. Each party shall be solely responsible for and shall comply with all state and federal law pertaining to employment taxes, income withholding, unemployment compensation contribution and other employment related statutes applicable to that party, provided that the Manager shall be responsible for administering and taking all reasonable steps necessary or appropriate for the performance of such items of the Company.

6.3 Force Majeure. Neither party shall be deemed to be in default of this Agreement if such party is prevented from performing any obligation hereunder for any reason beyond its control, including but not limited to, Acts of God, war, civil commotion, fire, flood or casualty, labor difficulties, shortages of or inability to obtain labor, materials or equipment, governmental regulations or restrictions, changes in applicable law, denial or loss of Medicare or Medicaid or other government certification, or unusually severe weather. In any such case, the parties agree to negotiate in good faith with the goal of preserving this Agreement and the respective rights and obligations of the parties hereunder, to the extent reasonably practicable. It is agreed that for purposes of this Agreement financial inability shall not be deemed to be a matter beyond a party's reasonable control.

6.4 Notices. Any notice, demand, approval, consent or other communication to be given hereunder by either party to the other shall be deemed to be received by the intended recipient (a) when delivered personally, (b) the day following delivery to a nationally recognized overnight courier service with proof of delivery, (c) by facsimile or e-mail transmission provided such is substantiated by personal or mail delivery, or (d) three (3) days after mailing by certified mail, postage prepaid with return receipt requested, in each case addressed to the parties as set forth below:

If to the Company:	H2Diesel, Inc. 17698 Foxborough Lane Boca Raton, Florida 33496 Attention: Len Rosen, CEO Telephone: (561) 702-5432 Facsimile: (212) 805-9425

If to the Manager:	Xethanol, Inc. 1185 Avenue of the Americas, 20th Floor New York, New York 10036 Attention: Christopher d'Arnaud-Taylor, CEO Telephone: (646) 723-4000 Facsimile: (212) 656-1129

Any party may change the address for notice by notifying the other party, in writing, of the new address.

6.5 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter of this Agreement. This Agreement may not be changed orally, and may only be amended by an agreement in writing signed by both parties.

6.6 No Rights in Third Parties. This Agreement is not intended to, nor shall it be construed to, create any rights in any third parties (other than any Indemnified Parties).

6.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA.

6.8 Severability. If any provision of this Agreement shall be held by a court or administrative agency of competent jurisdiction to be contrary to law that provision will be enforced to the maximum extent permissible, and the remaining provisions of this Agreement will remain in full force and effect, unless to do so would result in either party not receiving the benefits of its bargain.

6.9 Rights Unaffected. No amendment, supplement or termination of this Agreement shall affect or impair any rights or obligations that had previously matured under this Agreement.

6.10 Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, executors, administrators and assigns.

6.11 Further Actions. Each of the parties hereto agrees that it shall hereafter execute and deliver such additional instruments and undertake such additional acts as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

6.12 Compliance with Law. The parties shall (a) cooperate with one another in the fulfillment of their respective obligations under this Agreement, and (b) comply with the requirements of law and with all ordinances, statutes, regulations, directives, orders, or other lawful enactments or pronouncements of any federal, state, municipal, local or other lawful authority applicable to the Business.

6.13 Non-Assignment. The Manager may not assign this Agreement except with the prior written approval of the Company.

6.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original Agreement but all of which together shall constitute one and the same instrument.

6.15 Confidentiality. Except for disclosure to its attorneys, accountants, bankers, underwriters or lenders, or as necessary or desirable for conduct of business, neither party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of negotiation of this Agreement or in the course of the performance of this Agreement, without the other party's written approval; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of any confidentiality provisions, (ii) becomes available on a non-confidential basis from a source other than the other party, or its affiliates or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law, including securities laws, or pursuant to court order.

6.17 No Waiver. No delay or failure to exercise any right, power, or remedy accruing to either party upon breach or default under this Agreement shall be deemed a waiver of any prior or subsequent breach or default of this Agreement, nor affect the validity of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have caused their authorized representatives to execute this Agreement as of the date first above written.

H2Diesel, Inc.

By: /s/ Lee Rosen
By: Lee Rosen, CEO

Xethanol, Inc.

By: /s/ Christopher d'Arnaud-Taylor
By: Christopher d'Arnaud-Taylor, CEO